                                                                     EXHIBIT 2.1







                  AGREEMENT AND PLAN OF CONTRIBUTION AND MERGER

                                      AMONG

                           LIBERTY MEDIA CORPORATION,

                               LIBERTY LWR, INC.,

                             ASCENT MEDIA DEBT, INC.

                                       AND

                            AMETHYST MERGER SUB, INC.




                            DATED AS OF MAY 8, 2003
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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I           CONTRIBUTION TO CAPITAL OF ASCENT DEBT BY LIBERTY
                    MEDIA ...............................................     2
ARTICLE II          CONTRIBUTION TO CAPITAL OF LWR BY ASCENT DEBT .......     2
ARTICLE III         CONTRIBUTION TO CAPITAL OF MERGER SUB BY LWR ........     2
ARTICLE IV          CONVERSION OF CLASS B STOCK INTO CLASS A STOCK ......     3
ARTICLE V           THE MERGER ..........................................     3
     Section 5.1    The Merger. .........................................     3
     Section 5.2    Effective Time of the Merger. .......................     3
     Section 5.3    Effect of The Merger. ...............................     4
     Section 5.4    Certificate of Incorporation and Bylaws. ............     4
     Section 5.5    Conversion of Securities. ...........................     4
     Section 5.6    Payment in Lieu of Fractional Shares. ...............     5
     Section 5.7    Treatment of Outstanding Options and Warrant. .......     5
     Section 5.8    Exchange of Shares. .................................     6
ARTICLE VI          APPRAISAL RIGHTS ....................................     7
ARTICLE VII         CLOSING .............................................     8
     Section 7.1    Closing. ............................................     8
     Section 7.2    Conditions to Closing. ..............................     8
ARTICLE VIII        TERMINATION .........................................     9
     Section 8.1    Termination. ........................................     9
     Section 8.2    Effect of Termination. ..............................     9
ARTICLE IX          MISCELLANEOUS .......................................     9
     Section 9.1    No Third-Party Rights. ..............................     9
     Section 9.2    Notices. ............................................     9
     Section 9.3    Entire Agreement. ...................................    10
     Section 9.4    Amendment, Modification or Waiver. ..................    10
     Section 9.5    Binding Effect; Benefit; Successors And Assigns. ....    10
     Section 9.6    Severability. .......................................    10
     Section 9.7    Further Assurances. .................................    10
     Section 9.8    Miscellaneous. ......................................    11


                                       i
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                  AGREEMENT AND PLAN OF CONTRIBUTION AND MERGER

            Agreement and Plan of Contribution and Merger (this "Agreement"), dated as of May 8, 2003, among Liberty Media Corporation, a Delaware corporation ("Liberty Media"), Liberty LWR, Inc., a Delaware corporation ("LWR"), Ascent Media Debt, Inc., a Delaware corporation ("Ascent Debt"), and Amethyst Merger Sub, Inc., a Delaware corporation ("Merger Sub").

                                    RECITALS

            A. Each of the parties to this agreement other than Liberty Media is a direct or indirect subsidiary of Liberty Media. The parties desire to effect the transactions set forth in this Agreement in connection with Liberty Media's acquisition of the minority publicly-held interest in Ascent Media Group, Inc., a Delaware corporation and majority owned indirect subsidiary of Liberty Media ("Ascent Media"), which acquisition was approved by the executive committee of Liberty Media's Board of Directors on April 25, 2003.

            B. The acquisition by Liberty Media of the minority publicly-held interest in Ascent Media shall be effected through a merger (the "Merger") of Merger Sub with and into Ascent Media, with Ascent Media surviving the Merger as the surviving corporation of the Merger. In the Merger, which is intended to be a taxable transaction to the minority stockholders of Ascent Media, all shares of Class A Common Stock, par value $.01 per share ("Class A Stock"), of Ascent Media outstanding immediately prior to the Merger (other than shares owned by Liberty Media or any of its direct or indirect wholly owned subsidiaries and other than Dissenting Shares, as defined in Article VI) shall be converted into the right to receive shares of Liberty Media's Series A Common Stock, par value $.01 per share ("Liberty Media Series A Common Stock"), at the exchange ratio provided for in Section 5.5 hereof.

            C. On May 8, 2003, pursuant to the Plan of Distribution and Dissolution of Liberty Livewire Holdings, Inc., a Delaware corporation ("Holdings"), Holdings distributed all its assets to LWR, as holder of 100% of the outstanding preferred stock of Holdings, as and for a complete liquidation in kind of Holdings. The assets so distributed to LWR comprised 5,387,866 shares of Class B Common Stock, par value $.01 per share, of Ascent Media ("Class B Stock" and, together with Class A Stock, "Ascent Media Common Stock"), and a 100% participation interest in convertible subordinated notes of Ascent Media ("Convertible Notes") in the original aggregate principal amount of $41,000,000.

            D. Including the shares of Ascent Media Common Stock distributed to LWR by Holdings above, and the other shares of Ascent Media Common Stock owned on the date hereof by Liberty Media, LWR and Ascent Debt, Liberty Media beneficially owns on the date hereof approximately 92.11% of the issued and outstanding voting capital stock of Ascent Media, comprising 45,600 shares of Class A Stock and 56,450,469 shares of Class B Stock, which constitutes all of the issued and outstanding shares of Class B Stock outstanding on the date hereof.

            E. Each of LWR (before giving effect to the transactions set forth in this Agreement) and Ascent Debt is a direct wholly owned subsidiary of Liberty Media.

            F. No person or entity, other than Liberty Media and its subsidiaries, beneficially or otherwise, owns any shares of Class B Stock or any securities, rights or other instruments convertible into, or exercisable or exchangeable for, any shares of Class B Stock. Shares of Class B Stock are convertible into shares of Class A Stock, on a one-for-one basis, at any time and from time to time at the election of the holder. Ascent Media does not have any capital stock outstanding other than the Ascent Media Common Stock.

            G. Merger Sub is a newly formed corporation and is a direct wholly owned subsidiary of LWR.

            NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereto agree as follows:

                                   ARTICLE I

             CONTRIBUTION TO CAPITAL OF ASCENT DEBT BY LIBERTY MEDIA

            Prior to or at the Closing (as defined in Section 7.1 hereof), Liberty Media, as a contribution to capital and without further consideration, shall grant, assign, deliver and convey to Ascent Debt, (i) the 12,727,089 shares of Class B Stock held of record by Liberty Media on the date hereof, (ii) any and all other shares of Ascent Media Common Stock acquired by Liberty Media between the date hereof and the Closing, and (iii) all the capital stock of LWR. Ascent Debt hereby agrees to accept such contribution and to acquire from Liberty Media in such transaction all of Liberty Media's right, title and interest in and to such shares of Ascent Media Common Stock and the capital stock of LWR.

                                   ARTICLE II

                  CONTRIBUTION TO CAPITAL OF LWR BY ASCENT DEBT

            Prior to or at the Closing, Ascent Debt, as a contribution to capital and without further consideration, shall grant, assign, deliver and convey to LWR (i) all shares of Ascent Media Common Stock it receives from Liberty Media pursuant to Article I, (ii) the 1,819,671 shares of Class B Stock held of record by Ascent Debt on the date hereof (before giving effect to such contribution from Liberty Media), and (iii) any and all other shares of Ascent Media Common Stock acquired by Ascent Debt between the date hereof and the Closing. LWR hereby agrees to accept such contribution and to acquire from Ascent Debt in such transaction all of Ascent Debt's right, title and interest in and to such shares of Ascent Media Common Stock.

                                  ARTICLE III

                  CONTRIBUTION TO CAPITAL OF MERGER SUB BY LWR

            Prior to or at the Closing, LWR, as a contribution to capital and without further consideration, shall grant, assign, deliver and convey to Merger Sub (i) all shares of Ascent Media Common Stock it receives from Ascent Debt pursuant to Article II, (ii) the 45,600 shares of Class A Common Stock and 41,903,709 shares of Class B Stock held of record by LWR on


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the date hereof (after giving effect to the distribution by Holdings described in Recital C above, but before giving effect to such contribution from Ascent
Debt), and (iii) any and all other shares of Ascent Media Common Stock acquired by LWR between the date hereof and the Closing. Merger Sub hereby agrees to accept such contribution and to acquire from LWR in such transaction all of LWR's right, title and interest in and to such shares of Ascent Media Common Stock.

                                   ARTICLE IV

                 CONVERSION OF CLASS B STOCK INTO CLASS A STOCK

            Prior to the Effective Time (as defined in Section 5.2 hereof) of the Merger, Merger Sub shall convert (or cause to be converted) all its issued and outstanding Class B Stock (which shall constitute all the Class B Stock issued and outstanding after giving effect to the transactions set forth in Articles I, II and III above) into shares of Class A Stock, in accordance with the amended and restated certificate of incorporation of Ascent Media, by surrendering such shares of Class B Stock to Ascent Media in the proper form for such conversion into Class A Stock. As a result of such conversion, immediately prior to the Effective Time of the Merger, Merger Sub shall hold more than 90% of the issued and outstanding shares of Class A Stock and no shares of any class or series of capital stock of Ascent Media other than the Class A Stock shall be outstanding.

                                   ARTICLE V

                                   THE MERGER

SECTION 5.1 THE MERGER.

            In accordance with and subject to the provisions of this Agreement, immediately prior to the Effective Time, Merger Sub shall be the owner of record of more than 90% of the outstanding voting stock of Ascent Media. At the Effective Time, Merger Sub shall be merged with and into Ascent Media pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"), and the separate existence of Merger Sub shall cease, and Ascent Media shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") under the laws of the State of Delaware.

SECTION 5.2 EFFECTIVE TIME OF THE MERGER.

            Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, Merger Sub shall cause to be filed a certificate of ownership and merger or other appropriate documents (in any case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL, as shall be necessary or desirable in connection with the Merger. The Merger shall become effective at the time specified in the Certificate of Merger, or if no time is specified, then upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the time the Merger becomes effective being the "Effective Time").


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SECTION 5.3 EFFECT OF THE MERGER.

            From and after the Effective Time, the Merger will have the effects set forth in Section 259 of the DGCL. If, at any time after the Effective Time of the Merger, the Surviving Corporation determines that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title and interest in, to or under any of the rights, properties or assets of either of Merger Sub or Ascent Media, or otherwise to carry out the intent and purposes of the Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Surviving Corporation, Merger Sub and Ascent Media, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of each of the Surviving Corporation, Merger Sub and Ascent Media, all such other actions and things, as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the intent and purposes of the Merger.

SECTION 5.4 CERTIFICATE OF INCORPORATION AND BYLAWS.

            At the Effective Time of the Merger, the certificate of incorporation of Ascent Media, as in effect immediately prior to such time, shall be the certificate of incorporation of the Surviving Corporation until thereafter altered, amended or repealed as provided therein or in the DGCL. The bylaws of Ascent Media, as in effect at the Effective Time of the Merger, shall be the bylaws of the Surviving Corporation until thereafter altered, amended or repealed as provided therein or in the DGCL or in the certificate of incorporation of the Surviving Corporation.

SECTION 5.5 CONVERSION OF SECURITIES.

            At the Effective Time of the Merger, subject to Article VI hereof and subject and pursuant to the other terms of this Agreement and the DGCL, by virtue of the Merger and without any action on the part of Ascent Media, Merger Sub, Liberty Media or any other person (i) each issued and outstanding share of Class A Stock (other than the shares of Class A Stock owned of record by Merger Sub as of immediately prior to the Effective Time), shall be converted into the right to receive 0.1147 of a share of Liberty Media Series A Common Stock ("Merger Consideration"), (ii) each issued and outstanding stock option and warrant of Ascent Media with respect to underlying shares of Class A Stock shall be assumed by Liberty Media and adjusted so as to be exercisable with respect to Liberty Media Series A Common Stock as set forth in Section 5.8 hereof, (iii) each issued and outstanding or treasury share of Class A Stock not converted into Liberty Media Series A Common Stock pursuant to clause (i) of this Section
5.5 shall be canceled and retired, and (iv) each issued and outstanding share of Merger Sub common stock shall be converted into one share of Class A Common Stock, par value $.01 per share, of the Surviving Corporation. Liberty Media hereby acknowledges and agrees that it shall issue (or authorize its transfer agent to issue on Liberty Media's behalf) the shares of Liberty Media Series A Common Stock required to be issued in the Merger pursuant to clause (i) of this
Section 5.5, and shall make such shares available (or cause such shares to be made available) to EquiServe Trust Company, N.A., or another exchange agent selected by Liberty Media, in its capacity as exchange agent for the Merger (the "Exchange Agent"), for delivery to


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holders of record of shares of Class A Stock converted in the Merger pursuant to
Section 5.8 hereof.

SECTION 5.6 PAYMENT IN LIEU OF FRACTIONAL SHARES.

            (a) Anything contained herein to the contrary notwithstanding, Liberty Media shall not issue fractional shares of Liberty Media Series A Common Stock in the Merger. A holder of shares of Class A Stock (other than Merger Sub) shall be entitled to receive the number of shares of Liberty Media Series A Common Stock determined by multiplying such holder's aggregate number of shares of Class A Stock by the exchange ratio of 0.1147 and rounding such product down to the nearest whole number.

            (b) Each holder of shares of Class A Stock who would otherwise have been entitled to a fraction of a share of Liberty Media Series A Common Stock in the Merger (but for the operation of Section 5.6(a)) shall receive in lieu thereof, upon surrender of certificates formerly evidencing shares of Class A Stock for exchange pursuant to this Article V, an amount in cash (without interest) equal the product of such fraction times the closing price per share of the Liberty Media Series A Common Stock on the New York Stock Exchange on the Closing Date, as reported in the Wall Street Journal (or, if no such closing price is so reported, times the fair market value per share of the Liberty Media Series A Common Stock on the Closing Date, as determined by the Board of Directors of Liberty Media).

SECTION 5.7 TREATMENT OF OUTSTANDING OPTIONS AND WARRANT.

            (a) At the Effective Time, (i) each of the then outstanding options to purchase shares of Class A Stock issued by Ascent Media pursuant to
(x) the Ascent Media (f/k/a Liberty Livewire Corporation) 2001 Incentive Plan, effective as of November 28, 2000, as amended, or (y) the 2000 Nonemployee Director Stock Option Plan of Ascent Media (f/k/a Liberty Livewire Corporation), effective as of November 28, 2000, as amended (collectively, the "Incentive Plans"), and (ii) each of the then outstanding options to purchase shares of Class A Stock issued by Ascent Media to any present or former officer, employee, consultant or non-employee director of Ascent Media or other person apart from the Incentive Plans and pursuant to an option agreement (each option referred to in clauses (i) and (ii) of this Section 5.7(a) is hereinafter referred to as an "Ascent Media Option"), shall be assumed and adjusted (as assumed and adjusted, a "Replacement Option") so as to be exercisable for the number of shares of Liberty Media Series A Common Stock determined by multiplying the number of underlying shares of Class A Stock on the Closing Date by the 0.1147 exchange ratio, rounded up to the nearest whole share. The per share exercise price of each Replacement Option shall be equal to the per share exercise price of the Ascent Media Option to which it relates, divided by the 0.1147 exchange ratio, rounded down to the nearest whole cent.

            (b) In connection with the assumption of the Incentive Plans by Liberty Media, the Incentive Plans shall be amended so that all references therein to Ascent Media shall generally refer to Liberty Media, except that (i) all references to employees, consultants and/or advisors of the "Company" and/or a "Subsidiary" or "Subsidiaries," shall mean and refer to employees, consultants and/or advisors of the Surviving Corporation and/or subsidiaries of the


                                       5
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Surviving Corporation, as applicable and (ii) all references to a share of Class
A Stock shall mean and refer to 0.1147 of a share of Liberty Media Series A Common Stock.

            (c) The obligations with respect to all Ascent Media Options and the Incentive Plans shall be obligations assumed by Liberty Media at the Effective Time. The issuance of shares of Liberty Media Series A Common Stock underlying Replacement Options will have been registered, along with the issuance of the shares of Liberty Media Series A Common Stock pursuant to clause
(i) of Section 5.5 hereof, with the Securities and Exchange Commission (the "SEC") by an effective registration statement as a condition to the Closing as set forth in Section 7.2 hereof.

            (d) At the Effective Time, the warrant held by ACTV, Inc., which gives ACTV, Inc. the right to acquire 2,500,000 shares of Class A Stock at an exercise price of $30.00 per share from Liberty Livewire, LLC, a wholly owned subsidiary of Ascent Media immediately prior to the Effective Time, shall be assumed and adjusted so as to be exercisable for the number of shares of Liberty Media Series A Common Stock determined by multiplying the number of underlying shares of Class A Stock on the Closing Date by the 0.1147 exchange ratio, rounded up to the nearest whole share. The per share exercise price of such warrant, as so assumed and adjusted, shall be equal to the per share exercise price of the warrant as in effect immediately prior to the Effective Time, divided by the 0.1147 exchange ratio, rounded down to the nearest whole cent.

SECTION 5.8 EXCHANGE OF SHARES.

            (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that, prior to the Merger, represented issued and outstanding shares of Class A Stock, and whose shares of Class A Stock were converted into the right to receive Merger Consideration pursuant to Section 5.5(i) (such certificates being referred to herein as "Certificates"): (i) a notice of the effectiveness of the Merger and (ii) a letter of transmittal (which shall state that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) with instructions for use in effecting the surrender and exchange of the Certificates.

            (b) Promptly following the surrender in accordance with such instructions of a Certificate to the Exchange Agent, together with such letter of transmittal (duly executed) and any other documents required by such instructions or letter of transmittal, the Exchange Agent shall, subject to
Section 5.8(c), cause to be distributed to the person in whose name such Certificate shall have been issued (or, subject to Section 5.8(c), such person's designee):

                  (i) a stock certificate for (or, in the case of shares registered by electronic book entry, a statement of ownership of) shares registered in the name of such person (or, subject to Section 5.8(c), such person's designee) representing (or evidencing) the number of whole shares of Liberty Media Series A Common Stock into which the shares of Class A Stock previously represented by the surrendered Certificate shall have been converted in the Merger at the Effective Time pursuant to this Article V; and


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                  (ii)  payment (which shall be made by check, without interest)
of any cash payable in lieu of fractional shares of Liberty Media Series A
Common Stock pursuant to Section 5.6 hereof. Each Certificate so surrendered shall forthwith be canceled.

            (c) In the event of a transfer of ownership of Class A Stock that is not registered in the transfer records of Ascent Media, a stock certificate representing (or statement of ownership recording the electronic registration of) the proper number of whole shares of Liberty Media Series A Common Stock may be issued (and cash in lieu of fractional shares of Liberty Media Series A Common Stock may be paid) to the transferee if the Certificate representing such shares surrendered to the Exchange Agent in accordance with Section 5.8(b) is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, if the person requesting such transfer pays to the Exchange Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid and if such person establishes to the satisfaction of Liberty Media that such transfer would not violate applicable federal or state securities laws.

            (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed satisfactory to the Surviving Corporation and Liberty Media and complying with any other reasonable requirements imposed by the Surviving Corporation or Liberty Media, the Exchange Agent will cause to be delivered to such person in respect of such lost, stolen or destroyed Certificate the number of whole shares of Liberty Media Series A Common Stock and any cash in lieu of fractional shares of Liberty Media Series A Common Stock to which such person is entitled in respect thereof as determined in accordance with this Article V. The Surviving Corporation may, in its discretion, require the owner of such lost, stolen or destroyed Certificate to give it a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Liberty Media or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                                   ARTICLE VI

                                APPRAISAL RIGHTS

            Notwithstanding anything to the contrary in this Agreement, shares of Class A Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to seek appraisal of the fair value of such shares under Section 262 of the DGCL ("Section 262") and who validly makes and perfects a demand for appraisal of such shares in accordance with Section 262, and who does not effectively withdraw or lose the right to such appraisal ("Dissenting Shares"), shall not be converted into the right to receive Merger Consideration as described in Section 5.5(i), but shall, from and after the Effective Time, represent only the right to receive such consideration as may be determined to be due to such stockholder with respect to such Dissenting Shares pursuant to Section 262; provided, however, that Dissenting Shares held by any stockholder who, after the Effective Time, withdraws or otherwise loses such stockholder's demand for appraisal with respect to such shares, pursuant to Section 262, shall be deemed to have been converted, as of the Effective Time, into the right to receive Merger Consideration as specified in Section 5.5(i), without interest. Any payment to a


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holder of Dissenting Shares ordered by the Delaware Court of Chancery pursuant to Section 262 shall be made on behalf of the Surviving Corporation by Liberty Media (or by a direct or indirect subsidiary of Liberty Media other than the Surviving Corporation or any of its direct or indirect subsidiaries), and any such payment shall constitute an equity capital contribution to the Surviving Corporation by Liberty Media (or the subsidiary making such payment).

                                  ARTICLE VII

                                     CLOSING

SECTION 7.1 CLOSING.

            Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII hereof, and subject to the satisfaction of all conditions set forth in Section 7.2 (or waiver of such conditions to the extent such conditions may be waived), the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Liberty Media, 12300 Liberty Boulevard, Englewood, Colorado 80112, at a mutually acceptable time and date (the "Closing Date").

SECTION 7.2 CONDITIONS TO CLOSING.

            The obligations of the parties hereto to complete the transactions provided for herein are conditioned upon each of the following:

                  (i) at the Closing and at the time of filing the Certificate of Merger, (x) Merger Sub shall own directly of record at least 90% of the issued and outstanding Class A Stock, and (y) no shares of Class B Stock shall be issued and outstanding;

                  (ii) Liberty Media's registration statement relating to the shares of Liberty Media Series A Common Stock to be issued in the Merger shall be effective and shall not be subject to any stop order or proceedings seeking a stop order;

                  (iii) the Closing shall not occur prior to the 20th business day following the mailing of the notice/prospectus relating to the Merger to holders of Class A Stock;

                  (iv) Liberty Media shall have received all state securities laws or blue sky permits and authorizations necessary, if any, to issue shares of Liberty Media Series A Common Stock pursuant to Article V hereof;

                  (v) the shares of Liberty Media Series A Common Stock to be issued pursuant to Article V hereof shall be authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

                  (vi) Liberty Media shall have obtained all required consents and approvals from government authorities, if any; and


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                  (vii) the required majority of lenders under Ascent Media's senior bank credit facility shall have agreed in writing, for the benefit of Liberty Media, to waive or amend the covenants in such facility regarding mergers and related party transactions, so as to permit the consummation of the Merger as contemplated hereby, and the form, terms and provisions of such waiver or amendment shall be satisfactory to Liberty Media in its sole discretion.

                                  ARTICLE VIII

                                   TERMINATION

SECTION 8.1 TERMINATION.

            This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (and whether before or after approval of the Board of Directors or stockholders of Merger Sub) by Liberty Media for any reason.

SECTION 8.2 EFFECT OF TERMINATION.

            In the event of any termination of this Agreement as provided by
Section 8.1, this Agreement shall forthwith become void and the parties hereto shall have no obligation or liability to each other with respect to this Agreement or to the transactions contemplated hereby.

                                   ARTICLE IX

                                  MISCELLANEOUS

SECTION 9.1 NO THIRD-PARTY RIGHTS.

            Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity (including, without limitation, any holder of an Ascent Media Option) other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and for the benefit of no other person or entity.

SECTION 9.2 NOTICES.

            All notices and communications hereunder shall be in writing and shall be duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram or confirmed facsimile, addressed to such party, c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112 or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing. All such notices and communications shall be deemed to have been received on the date of delivery or the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.


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SECTION 9.3 ENTIRE AGREEMENT.

            This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral, written or otherwise, among the parties hereto with respect to the subject matter hereof.

SECTION 9.4 AMENDMENT, MODIFICATION OR WAIVER.

            Except as provided in Section 8.1 hereof, neither this Agreement nor any term hereof may be changed, waived, discharged or terminated other than by agreement in writing signed by the parties hereto. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instance shall be deemed or construed as a further or continuing waiver of any such term, provision or condition of this Agreement or any other term, provision or condition of this Agreement; but any party hereto may waive its rights in any particular instance by written instrument of waiver.

SECTION 9.5 BINDING EFFECT; BENEFIT; SUCCESSORS AND ASSIGNS.

            This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

SECTION 9.6 SEVERABILITY.

            It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof.

SECTION 9.7 FURTHER ASSURANCES.

            Each of the parties hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and documents, and take all such actions, as any other party may reasonably request and as may reasonably be required in order to effectuate the purposes and intents of this Agreement and to carry out the terms hereof, including, without limitation, to vest in Merger Sub, prior to the Effective Time, the record ownership of all the issued and outstanding capital stock of Ascent Media (other than capital stock of Ascent Media issuable upon conversion of Convertible Notes; provided that the conversion of such Convertible Notes does not occur from the date hereof through and including the Effective Time) beneficially owned by the parties hereto as of the Closing Date, including without limitation any shares of Class B Stock issued to a party as interest on Convertible Notes or with respect to participation interests of a party in Convertible Notes.


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
SECTION 9.8 MISCELLANEOUS.

            The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement and the legal relations among the parties hereto shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

                      [Signature page immediately follows.]


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
            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 LIBERTY MEDIA CORPORATION

                                 By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                 LIBERTY LWR, INC.

                                 By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                 ASCENT MEDIA DEBT, INC.

                                 By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                 AMETHYST MERGER SUB, INC.

                                 By:
                                       -----------------------------------------
                                       Name:
                                       Title:



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